Exhibit 23.1

We consent to the incorporation by reference of our report dated February 14, 2020 with respect to the consolidated financial statements of E-Home Household Service Holdings Limited, for the years ended June 30, 2019 and 2018 in this Registration Statement on Form S-8 of E-Home Household Service Holdings Limited and the related Prospectus of E-Home Household Service Holdings Limited filed with the Securities and Exchange Commission.

Thayer O’Neal Company, LLC

Sugar Land, Texas

May 25, 2022